News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Provides Business Update for Fiscal 2017;

Metal Cutting Fuel and Welding Supply Revenues Increased 36%

TAMPA, FL – April 2, 2018 — MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, today announced financial results and provided a business update for the year ended December 31, 2017.

Ermanno Santilli, Chief Executive Officer of MagneGas, stated, “We made meaningful progress in 2017, including: strong organic growth in industrial gas sales; initiating a series of accretive acquisitions; streamlining our operations; as well as advancing new applications for MagneGas technology. Revenue for the year ended December 31, 2017 increased to $3.7 million, compared to $3.6 million in 2016; however, 2016 included a one-time sale of a gasification unit for $775,000. For this reason, we believe revenues from the sale of our industrial gas and welding supply products are a better indicator of the core business. These revenues increased by approximately $992,000, or 36.4%, to $3.7 million in 2017. We also achieved our goal of dramatically reducing cash operating expenses, which declined by 72% from over $14 million to $4.5 million in 2017. This reduction in cash operating expenses is a major accomplishment for the company and has set the stage for positive cash flow as we continue to grow revenue.”

“Our sales growth in 2017 was primarily the result of our expansion efforts across the central Florida markets. We have had significant success entering the Lakeland and Sarasota markets. We also saw accelerated growth in our wholesale gas distribution business. We continue to demonstrate success in integrating our first industrial gas distributor, ESSI, growing it rapidly, at a rate far higher than the industry average, which has validated our strategy of expanding our footprint through acquisitions. We are looking to continue that momentum by acquiring additional companies where we can leverage their geographic footprint and existing customers using MagneGas2® as a key differentiator, and then selling ancillary, high margin products consistent with our new strategy. We believe we can rapidly accelerate our growth through these types of accretive acquisitions.”

“In October, we announced two Letters of Intent, to acquire Complete Welding in San Diego, CA, and Green Arc Supply in Tyler, TX. We successfully completed these acquisitions in early 2018, and we have been rapidly integrating these companies, which will help further accelerate our growth going forward. Most importantly, we just announced our largest acquisition to date, Trico Welding Supply, based in Sacramento, CA. Trico is a $5.5 million revenue industrial gas and welding supply distributor with two locations in Sacramento, California. With these acquisitions we are very close to becoming an EBITDA positive business with the ability to self-fund future growth.”

“Internationally, we are aggressively expanding sales of our gasification and sterilization units. In October, we announced the conditional sale of two gasification units to Infinite Fuels for a combined $3.6 million. However, it quickly became clear that there was a greater market opportunity for MagneGas if we modified the structure of the agreement. As a result, we negotiated a new agreement, whereby MagneGas would contribute two existing, used gasification units into Infinite Fuels in exchange for up to 70% of the equity in that entity. This contribution, along with certain personnel and technical support commitments from MagneGas has accelerated and improved the prospects for Infinite Fuels to gain access to significant government backed financing. Accordingly, we recently announced a $7.2 million grant awarded to Infinite Fuels by a division of the European Commission. This grant is highly indicative of our access to government grants, loans, and other forms of capital in Europe, and illustrates why we believe forgoing the short-term benefit of selling two gas units is far outweighed by the benefits of having a large equity stake in this new entity, with direct access to the second largest industrial gas market in the world.”

Scott Mahoney, Chief Financial Officer of MagneGas, commented, “In 2017, the MagneGas team worked diligently to execute a complete business transformation. Our main goals were to reposition the company as a lean, sales-centric organization, prioritize high margin, recurring revenue client opportunities, and seek out acquisition opportunities in the regions of the US that best leverage our competitive advantages as a clean, renewable fuel technology company. As a result of our cost cutting strategy, our cash flows improved significantly over the course of the year. Cash flows from operations improved by nearly $4 million from a negative $8.6 million in 2016, to a negative $4.8 million in 2017, and this trend is continuing. We also reduced total liabilities by 48%, from $9.0 million as of December 31, 2016, to $4.6 million as of December 31, 2017. We have continued to improve our balance sheet as we progress through the first quarter of 2018.”

Year End 2017 Financial Results

Revenues for the year ended December 31, 2017 was $3.7 million as compared to $3.6 million for the same period last year. Excluding the one-time sale of a gasification unit for $775,000, revenues from the sale of industrial gas and welding supply products increased $991,680, or 36.4%, from $2,726,762 in 2016 to $3,719,452 in 2017. In 2017, the Company made a strategic shift to deemphasize infrequent equipment sales in the US and to instead focus on expanding its retail industrial gas and welding supply distribution revenues through the acquisition of existing distributors.

For the years ended December 31, 2017 and 2016, the Company generated a gross profit of $1,502,679 compared to $1,533,792. Gross profits were heavily impacted in 2016 by the one-time impact of a gasification unit. In addition, 2017 gross margins were negatively impacted by wholesale costs incurred for non-proprietary gases marketed by ESSI in Florida. To offset this development, the Company has elected to move forward with the installation of a fill plant in Clearwater, FL. This facility will enable the Company to purchase non-proprietary gases at significantly improved prices and is expected to measurably reduce transportation and handling costs to fulfill customer industrial gas purchases beginning in the second quarter of 2018.

Operating costs for the years ended December 31, 2017 and 2016 were $13,488,103 compared to $13,664,130. The decrease in our operating costs in 2017 was primarily attributable to the completion of our new headquarters, which was partially offset by restructuring costs and increased consulting expenses related to research and development, investor relations, public relations and new business development. Total operating expenses excluding non-cash stock compensation expense paid to employees and vendors decreased $10,311,552, or approximately 71.5%, from $14,442,192 in 2016 to $4,110,640 in 2017 as a result of cost control and restructuring efforts undertaken during 2017.

Conference Call

MagneGas’ executive management team will host a conference call on Tuesday, April 3rd at 10:00 a.m. Eastern Time to give a business update for the year ended December 31, 2017. The call will be available on the Company’s website at www.magnegas.com, or by calling 877-407-8031 for U.S. callers or +1 201-689-8031 for international callers.

A webcast will also be archived on the Company’s website and a teleconference replay of the conference call will be available approximately one hour following the call, through midnight May 3, 2018, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 27334.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has three locations in Florida, Green Arc has two locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

(tables follow)

MagneGas Corporation

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
Assets

Current Assets

Cash	$586,824	$1,616,410
Accounts receivable, net of allowance for doubtful accounts of $101,063 and $145,931, respectively	389,652	442,555
Inventory, net	738,950	1,615,933
Prepaid and other current assets	198,056	226,305
Total Current Assets	1,913,482	3,901,203

Inventory, non-current	862,949	-
Property and equipment, net of accumulated depreciation and amortization of $2,032,265 and $1,474,944, respectively	6,002,440	6,402,931
Prepaid, net of current	325,000	-
Intangible assets, net of accumulated amortization of $457,171 and $401,277, respectively	412,331	437,121
Security deposits	27,127	26,636
Goodwill	2,108,781	2,108,781

Total Assets	$11,652,110	$12,876,672

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable	$1,716,661	416,247
Accrued expenses	909,562	276,630
Deferred revenue and customer deposits	44,095	25,000
Capital leases, current	27,460	9,328
Note payable, net of debt discount of $13,043 and 0, respectively	451,754	-
Promissory notes payable - related party	100,000	-
Derivative liabilities	-	7,700,585

Total Current Liabilities	3,249,532	8,427,790

Long Term Liabilities
Note payable	520,000	520,000
Capital leases, net of current	63,839	25,317
Senior convertible debenture, net of debt discount of $27,504 and $811,000, respectively	1,496	75,000
Total Liabilities	3,834,867	9,048,107

Commitments and Contingencies

Series C Preferred stock: 25,000 shares designated; 115 shares issued and outstanding with a liquidation preference of approximately $115,000 at December 31, 2017.	115,000	-
Series D Preferred stock: 694,422 shares designated; 0 shares issued and outstanding at December 31, 2017.	-	-
Series E Preferred stock: 455,882 shares designated; 402,464 shares issued and outstanding with a liquidation preference of approximately $430,950 at December 31, 2017.	430,950	-
Stockholders’ Equity
Preferred stock: $0.001 par; 10,000,000 shares authorized
Series A Preferred stock: 1,000,000 shares authorized; 1,000,000 shares issued and outstanding with no liquidation preference at December 31, 2017 and December 31, 2016	1,000	1,000
Series B Preferred stock: 2,700 shares designated, 0 shares issued and outstanding at December 31, 2017 and December 31, 2016	-	-
Common stock: $0.001 par; 190,000,000 shares authorized; 1,782,864 shares issued and outstanding at December 31, 2017 and 386,935 shares issued and outstanding at December 31, 2016	1,783	387
Additional paid-in-capital	72,239,079	57,385,658
Accumulated deficit	(64,970,569)	(53,558,480)

Total Stockholders’ Equity	7,271,293	3,828,565

Total Liabilities, Temporary Equity and Stockholders’ Equity	$11,652,110	$12,876,672

MagneGas Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2017	2016

Revenue:	$3,719,452	$3,552,245

Cost of Revenues	2,216,773	2,018,453
Gross Profit	1,502,679	1,533,792

Operating Expenses:
Selling, general and administration	12,643,390	10,478,676
Research and development	171,651	678,546
Impairment of joint venture	-	806,716
Loss on sale and disposal of property and equipment	-	1,049,305
Depreciation and amortization	673,062	650,887
Total Operating Expenses	13,488,103	13,664,130

Operating Loss	(11,985,424)	(12,130,338)

Other Income and (Expense):
Interest	(14,684)	(51,687)
Loss on modification of warrants	-	(2,897,291)
Amortization of debt discount	(1,030,372)	(2,622,080)
Non-cash Interest, amortization of debt discount	-	(189,000)
Other (expense) income	(1,778)	49,842
Extinguishment of debt	(513,725)	-
Change in fair value of derivative liability	2,255,322	370,626
Loss on settlement of debt	(121,428)	-
Total Other Income (Expense)	573,335	(5,339,590)

Net Loss	(11,412,089)	(17,469,928)

Deemed dividend	691,766	-

Net loss attributable to common shareholders	$(12,103,855)	$(17,469,928)

Net loss per share: Basic and Diluted	$(16.81)	$(0.35)

Weighted average common shares: Basic and Diluted	719,918	331,251